Exhibit 99.1

             ResCare Announces Results of Annual Meeting

    LOUISVILLE, Ky.--(BUSINESS WIRE)--June 22, 2006--ResCare (NASDAQ/NM:RSCR), the nation's leading provider of residential, training, therapeutic, educational and support services for people with disabilities and special needs, announced the results of today's 2006 annual meeting of shareholders.
    ResCare shareholders elected Steven S. Reed and E. Halsey Sandford as Class II directors for a three-year term and former U.S. Senator William E. Brock as a Class I director for a two-year term and ratified the appointment of KPMG LLP as the Company's independent auditor for the year ending December 31, 2006. Prior to the annual meeting of shareholders, Nigel S. Wright, who represents the holders of the preferred stock, was elected by unanimous written consent as a Class II director by preferred shareholders.
    Ralph G. Gronefeld, who succeeded Ronald G. Geary as ResCare's president and chief executive officer following the 2006 annual meeting of shareholders, said, "It's an honor to become chief executive officer of ResCare. In addition, it's a privilege to follow in the footsteps of Ron Geary, whose leadership and contribution to ResCare for the past 16 years have been extraordinary. I consider myself very fortunate to be in this position, and I intend to make the most of it by exceeding the expectations of the people we serve, our employees and our shareholders."
    Ronald G. Geary, who became non-executive Chairman of the Board, added, "It has been a remarkable 16 years. I am grateful for the opportunity I have been given to work with outstanding people in serving those individuals who depend on us. I look forward to continuing to work with Ralph, our strong leadership team and our Board of Directors. I am confident that the Company is in very good hands."

    ResCare, founded in 1974 and based in Louisville, Kentucky, provides services in 36 states, Washington, D.C., Puerto Rico and Canada. ResCare's services include residential, therapeutic, job training and educational supports to people with developmental or other disabilities; education and training to young people in the Job Corps program; one-stop employment and training services for people experiencing barriers to employment; and supports to older people in their homes. More information is available at www.rescare.com.

    From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs. In our filings under the federal securities laws, including ResCare's annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in our filed reports.

    CONTACT: ResCare
             Ross Davison, 502-394-2123